10f-3 Transaction Form
Acquisition of Securities During Affiliated Underwritings

Participating Funds
U.S. Registered Funds (Name of Fund, Aladdin Ticker):
iShares Floating Rate Note Fund   (ISHFLOT)
BlackRock Low Duration Bond Portfolio   (BR-LO)

The Offering
Key Characteristics (Complete ALL Fields)
Date of Offering Commencement:
07-30-2012

Security Type:
BND/CORP

Issuer
Campbell Soup Company FRN 2014

Selling Underwriter
Morgan Stanley & Co. LLC

Affiliated Underwriter(s)
[X] PNC
[ ] Other:

List of Underwriter(s)
Morgan Stanley & Co. LLC, Barclays
Capital Inc., J.P. Morgan Securities LLC,
BNP Paribas Securities Corp., UBS
Securities LLC,
Credit Suisse Securities (USA) LLC,
Wells Fargo Securities LLC,
PNC Capital Markets LLC

Transaction Details
Date of Purchase
07-30-2012

Purchase Price/Share
(per share / % of par)
$100.00

Total Commission, Spread or Profit
0.350%

1.    Aggregate Principal Amount Purchased (a+b)
45,000,000

a.    US Registered Funds
(Appendix attached with individual Fund/Client purchase)
6,830,000

b.    Other BlackRock Clients
38,170,000

2.    Aggregate Principal Amount of Offering
400,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25
(unless securities are Government
Securities)
0.1125



Legal Requirements
Offering Type (check ONE)

The securities fall into one of the following transaction
types (see Definitions):
[X] U.S. Registered Public Offering    [Issuer must have 3 years of
continuous operations]
[ ] Eligible Rule 144A Offering    [Issuer must have 3 years of continuous
operations]
[ ] Eligible Municipal Securities    [Issuer must have 3 years of continuous
operations]
[ ] Eligible Foreign Offering    [Issuer must have 3 years of continuous
operations]
[ ] Government Securities Offering

Timing and Price (check ONE or BOTH)
[X] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[X] YES
[ ] NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[X] YES
[ ] NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.



Completed by:                       Dillip Kumar Behera
Date: 08-01-2012                    Global Syndicate Team Member




Approved by:                        Odette Rajwan
Date: 08-03-2012                    Senior Global Syndicate Team Member